Exhibit 99.1

Contacts
Debra DiMaria
Chief Financial Officer
516-535-3681
debrad@proginet.com

Proginet Records Eleventh Consecutive Quarter of Revenue Growth and Sustained Profitability

Garden City, N.Y.— May 23, 2006—Proginet Corporation [OTCBB: PRGF], a leading developer of enterprise security software, today announced continued revenue growth and sustained profitability for the third quarter of FY 2006, which ended April 30, 2006.

Proginet's growth momentum continued through the third fiscal quarter with important milestones achieved, including eleven consecutive quarters of year-over-year revenue growth, and three consecutive quarters of profitability. Notably, all major components of revenue increased with total revenues increasing by $177,908 to $1,966,221.

These quarterly results represent an improvement of almost $400,000 from last year, yielding a net income of $21,047 compared to a net loss of $373,001 last year.

On a nine-month basis, Proginet has recorded net income of $416,914 compared to a loss of $285,098 in the same period last year, representing an improvement of $702,014. These improved results mean Proginet's cash position from April 30, 2005 has increased by almost $1.3 million to $2.3 million as of April 30, 2006.

With Proginet's improved cash position and projections for strong cash flow going forward, the company has decided to pay off its outstanding debt with J.P. Morgan Chase by May 31, 2006, 18 months ahead of schedule. As a result, the company will have no outstanding debt. In addition, Proginet expects to advance its positive cash position to approximately $2.5 million by July 31, 2006.

Proginet launched CyberFusion Integration Suite (CFI)TM, its flagship solution, in FY 2006. "CFI has proven to be our star performer," said Jack Gazzola, Vice President of Sales. "Twenty new licenses were signed in the third quarter, with approximately half coming from Proginet's existing customer base. Clearly, we've established traction in the marketplace. But what's most significant of all is that we see increases in both the number of deals and the size of deals."

Proginet believes that CFI's capabilities for securing Internet file transfers for B2B applications, as well as its support for corporations tasked with regulatory compliance, will continue to drive business and revenue growth.

"The Proginet team continues to be focused on achieving our stated goals with year-end profitability expected to exceed the planned target of $600,000. This profitability will represent a profit swing of more than one million dollars on a year-to-year basis, providing significant financial strength to support the company's planned expansion in Investor Relations and Strategic Alliances," said Kevin M. Kelly, President & CEO.

Investor Call
The Company will hold an informational investor conference call on Wednesday, May 24, 2006 at 4:30 p.m. Eastern Daylight Time (EDT) to provide investor updates and answer questions. Please call (516) 535-3683 by 12 p.m. EDT on Wednesday, May 24, 2006 to register for the conference call.

	Financial Highlights
	Three months ended April 30,		Nine months ended April 30,
	2006	2005	2006	2005

Software license revenue	$453,860	$427,529	$1,621,906	$2,295,593
Software maintenance fees and other	1,434,713	1,336,582	4,303,679	3,390,047
Professional services	77,648	24,202	446,572	193,990
Total revenues	1,966,221	1,788,313	6,372,157	5,879,630
Net income (loss)	21,047	(373,001)	416,914	(285,098)
Income (loss) per share	.00	(.03)	.03	(.02)
Cash flows from operations	1,012,892	525,678	2,154,360	1,177,789

	Quarter Ended April 30, 2006	Year Ended July 31, 2005
Cash and cash equivalents	$2,330,948	$1,353,316
Total assets	8,896,991	8,322,411
Total liabilities	3,925,310	3,597,788
Total stockholders’ equity	4,971,681	4,724,623

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About Proginet Corporation
Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion®, CyberFusion Integration (CFI) Suite™, SecurForce™, SecurAccess™, and SecurPass®, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., with offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer

This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as “expect,” “believe,” “may,” “will,” “plans” and “anticipate,” or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, and Form 8-Ks (www.sec.gov).